Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 16, 2021, with respect to the balance sheets of Desert Peak Minerals Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

October 28, 2021